Exhibit 4.11
NEITHER THIS WARRANT NOR THE SHARES OBTAINABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER ALL APPLICABLE ACTS OR UNLESS AN OPINION OF COUNSEL IS DELIVERED TO THE COMPANY (AS DEFINED BELOW) IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER ALL APPLICABLE ACTS OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE ACT. THE RIGHT TO VOTE AND THE SALE OR TRANSFER OF THIS WARRANT AND THE SHARES OBTAINABLE UPON ITS EXERCISE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED MARCH 24, 2006 BY AND AMONG THE HOLDER HEREOF AND OTHER STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
March 24, 2006
FINGERHUT DIRECT MARKETING, INC.
SERIES A PREFERRED STOCK PURCHASE WARRANT
     THIS CERTIFIES THAT, for value received, Prudential Capital Partners (Parallel Fund) II, L.P., or its registered assigns (the “Holder”), is entitled to subscribe for and purchase from Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), the Shares (as defined in Section 1 hereof) at the per share exercise price of $0.01 (the “Exercise Price”) (as adjusted from time to time pursuant to Section 4 hereof), at any time or from time to time prior to or upon the Expiration Date (as defined in Section 13 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth.
     This Warrant is subject to the following terms and conditions:
     1. Shares; When Exercisable.
     (a) As used herein, the term “Shares” means up to an aggregate of 4,300,326 shares of the Company’s Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), it being understood that the number of Shares issuable hereunder and the Exercise Price are subject to adjustment from time to time pursuant to Section 4 hereof.
     b) This Warrant shall be exercisable at any time (and from time to time) prior to the Expiration Date.
     2. Method of Exercise; Payment.

     (a) Cash. Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time or from time to time, by the surrender of this Warrant (together with a duly executed notice of exercise (the “Notice of Exercise”) in the form attached hereto as Exhibit A) at the Company’s offices at 4400 Baker Road, Minnetonka, Minnesota 55343 (as such address may be updated from time to time by means of written notice to the Holder pursuant to Section 5(c) hereof), and by payment to the Company of an amount equal to the Exercise Price multiplied by the number of the Shares being purchased, which amount may be paid, at the election of the Holder, by (i) wire transfer or check payable to the order of the Company, (ii) cancellation by the Holder of indebtedness or other obligations of the Company to the Holder pursuant to a written agreement reasonably acceptable to the Company or (iii) any combination of (i) and (ii). The Holder in whose name any certificate representing the Shares issuable upon any exercise of this Warrant will be issued shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which such surrender and payment are made. Notwithstanding the foregoing, if an exercise of all or any portion of this Warrant is being made in connection with a proposed Public Offering or in connection with any proposed Sale of the Corporation (as defined in the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate”)) or any proposed sale of outstanding shares of Common Stock, then, at the election of the Holder, such exercise may be conditioned solely upon the consummation of the Public Offering, Sale of the Corporation or sale, in which case such exercise shall be effective immediately prior to the consummation of the Public Offering, Sale of the Corporation or sale. As used in this Section 2, the term “person” means any individual or any corporation, partnership, trust, limited liability company or other entity or organization of any kind.
     (b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a) hereof, the Holder may elect to receive, without the payment of any additional consideration, a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the Company’s address set forth in Section 2(a) above together with a duly executed Notice of Exercise in which the appropriate alternative is initialed by the Holder. In such event, the Company shall issue to the Holder the number of Shares computed using the following formula:

X . =	Y (A-B)

A
Where X = the number of Shares to be issued to the Holder.
Y = the number of Shares subject to this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the time of such calculation).
A = the Fair Market Value of one Share (at the date of such calculation).

B = the Exercise Price (as adjusted to the date of such calculation).
(c) [Intentionally Omitted.]
(d) Fair Market Value. For purposes of this Section 2, the Fair Market Value of one Share shall equal:
     (i) the average of the closing sale prices of the Series A Preferred Stock quoted on the Nasdaq Stock Market or in the Over-The-Counter Market Summary or the closing price quoted on any national securities exchange on which such securities are listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the ten (10) consecutive trading days immediately prior to the date of determination of Fair Market Value (or, if no sales take place on any such trading day, the average of the closing bid and asked prices on such trading day); or
     (ii) if the Series A Preferred Stock is not traded on the Nasdaq Stock Market or Over-The-Counter or on a national securities exchange, the Fair Market Value shall be equal to the value per share as determined in good faith by the Board of Directors of the Company; provided, however, that:
     (A) if the Holder disagrees in its sole discretion with such determination, then the Company and the Holder shall each retain at its own cost an Independent Accountant, which two Accountants shall cooperate in determining the Fair Market Value of the Shares;
     (B) if such Accountants cannot agree on a Fair Market Value within thirty (30) days of referral of the matter, then the parties agree to submit the dispute to arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules; such arbitration shall be tried by a single arbitrator selected by the Accountants, and it is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 60 days from the date the arbitrator is appointed;
     (C) “Accountant” and shall mean any of Deloitte Touche Tohrnatsu, Ernst & Young, KPMG or PricewaterhouseCoopers; and
     (D) “Independent” shall mean with respect to any Accountant, who does not audit the Company, the Holder or any of their respective Affiliates, who is (i) “independent” with respect to such entity as contemplated by Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and (ii) is or would be recognized as “independent” with respect to such entity by the Securities and Exchange Commission pursuant to Rule 2-01 of Regulation S-X promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.
     (e) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the Holder entitled to receive the same a certificate or certificates representing the number of Shares issued upon such exercise. In the event this Warrant is exercised in part, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its sole expense will execute and deliver to the Holder a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised.
     (f) Taxes. The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge to the Holder for any tax or other charge of whatever nature in respect of such issuance (other than taxes, if any, based on the net income of the Holder) and the Company shall bear any such taxes in respect of such issuance.
     (g) Common Stock. Upon the exercise of this Warrant in whole or in part, the Company shall, at the option of the Holder and upon surrender of this Warrant as provided above, deliver pursuant to Section 2(e) certificates or certificates for the Common Stock into which the shares of Series A Preferred Stock otherwise issuable upon such exercise are convertible in lieu of a certificate or certificates for Series A Preferred Stock.
     3. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and the issuance of the Shares will be free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature. The Company will from time to time take all such action as may be required to assure that the stated or par value per share of Series A Preferred Stock is at all times equal to or less than the then effective Exercise Price per share of Series A Preferred Stock issuable upon exercise of this Warrant. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Series A Preferred Stock to provide for the full exercise of the rights represented by this Warrant and a sufficient number of shares of its Common Stock to provide for the full conversion of such shares of Series A Preferred Stock. The Company shall take all steps necessary to amend its certificate of incorporation and other organizational documents to provide sufficient reserves of shares of Series A Preferred Stock issuable upon full exercise of this Warrant and sufficient reserves of shares of Common Stock issuable upon full conversion of such shares of Series A Preferred Stock. The Company hereby agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the proper certificates for Shares upon the full or each partial exercise of this Warrant. The Company further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares of Series A

Preferred Stock upon the exercise of this Warrant or shares of Common Stock upon the conversion of such shares of Series A Preferred Stock require approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon exercise or conversion, then the Company will in good faith and expeditiously as possible endeavor to secure such approval. If and so long as the Series A Preferred Stock issuable upon the exercise of the rights represented by this Warrant or shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such capital stock.
     4. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
     (a) Adjustment for Consolidation, Merger, Sale or Transfer. If while this Warrant, or, any portion hereof, remains outstanding and unexpired, there shall be (i) a merger or consolidation of the Company with or into another person in which the Company is not the surviving entity, or a reverse merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (ii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person in one transaction or a series of related transactions, then, as a part of such merger, consolidation, sale or transfer, all necessary or appropriate lawful provisions shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the greatest number of shares of stock or other securities or property that a holder of the Shares deliverable upon exercise of this Warrant would have been entitled to receive in such merger, consolidation, sale or transfer if this Warrant had been exercised immediately prior to such merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. If the per Share consideration payable to the Holder for Shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. The foregoing provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant (including adjustment of the Exercise Price and number of Shares purchasable pursuant to the terms and conditions of this Warrant) with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such merger, consolidation, sale or transfer upon exercise of this Warrant.
     (b) Adjustments for Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split or subdivide any class of securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such split or subdivision shall be proportionately increased and the Exercise Price for such securities of such class shall be proportionately decreased. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall combine any class of securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased and the Exercise Price for such class of securities shall be proportionately increased.
     (c) Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of any class of securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property, including cash, (other than the regular dividend pursuant to Section 1.2 of the Certificate at a rate of 8% per annum in accordance with the Certificate as in effect on the date hereof (the “Regular 8% Dividend”) or any Common Stock issued in lieu of cash in respect of the Regular 8% Dividend in accordance with the Certificate as in effect on the date hereof (the Regular 8% Dividend and any such Common Stock issued in lieu of the Regular 8% Dividend, herein called the “Excluded Dividend”)) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of such class of securities receivable upon exercise of this Warrant, and without payment of any additional consideration, therefor, the amount of such other or additional stock or other securities or property (other than the Excluded Dividend) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the class of security receivable upon exercise of this Warrant on the date hereof and had thereafter during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available to it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 4 (and unless and until such other additional stock or other securities or property are paid to the holder of this Warrant upon such exercise, the Company shall not pay any dividends or make any other distributions with respect to any shares of any of its capital stock).
     (d) Antidilution Adjustments. The Exercise Price and number of Shares purchasable pursuant to the terms and conditions of this Warrant shall be subject to adjustment from time to time as follows:
     (i) If the Company shall, at any time or from time to time prior to the Expiration Date, issue any shares of Series A Preferred Stock (or be deemed to have issued any shares of Series A Preferred Stock pursuant to the terms of this Warrant), other than Excluded Shares (as defined in Section 4(d)(iii)), without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of Series A Preferred Stock, the Exercise Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing: (x) an amount equal to the sum of (1) the total number of shares of Series A Preferred Stock outstanding (including any shares of Series A Preferred Stock deemed to have been issued pursuant to Section 4(d)(ii)(D)(1)-(2)) immediately prior to such issuance multiplied by the Exercise Price in effect immediately prior to such issuance, plus (2) the consideration received by the Company upon such issuance, by (y) the total number of shares of Series A Preferred Stock outstanding (including any shares of Series A Preferred Stock deemed to have been issued pursuant to Section 4(d)(ii)(D)(1)-(2)) immediately after the issuance of such Series A Preferred Stock. If the Company shall, at any time or from time to time prior to the Expiration Date, issue any shares of Series A Preferred Stock as a stock dividend or upon any stock split or other subdivision or combination of shares of Series A Preferred Stock, other than the Regular 8% Dividend, the number of Shares issuable under this Warrant shall be increased by such amount required so that the total number of Shares issuable under this Warrant, as a percentage of the aggregate number of Fully Diluted Shares of the Company as of the date of (and after giving effect to) such dividend, shall equal the same percentage of Fully Diluted Shares of the Company as of immediately prior to such dividend.
     (ii) For the purposes of any adjustment of the Exercise Price pursuant to Section 4(d)(i), the following provisions shall be applicable:
     (A) In the case of the issuance of Series A Preferred Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.
     (B) In the case of the issuance of Series A Preferred Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company, irrespective of any accounting treatment.
     (C) In the case of the issuance of Series A Preferred Stock without consideration, the consideration shall be deemed to be $0.00001 per share.
     (D) In the case of the issuance of (x) options to purchase or rights to subscribe for Series A Preferred Stock, (y) securities by their terms convertible into or exchangeable for Series A Preferred Stock or (z) options to purchase rights to subscribe for such convertible or exchangeable securities (collectively, the “Convertible Securities”):

     (1) the shares of Series A Preferred Stock deliverable upon exercise of such options to purchase or rights to subscribe for Series A Preferred Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A), (B) and (C) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Series A Preferred Stock covered thereby;
     (2) the shares of Series A Preferred Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A), (B) and (C) above);
     (3) on any change in the exercise price of Series A Preferred Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have resulted had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change (or options or rights related to such securities not converted prior to such change) been made upon the basis of such change; provided, however, that such readjustment shall not result in an Exercise Price that is greater than the original Exercise Price; and
     (4) on the expiration of all such options or rights, the termination of all such rights to convert or exchange or the expiration of all options or rights related to such convertible or exchangeable securities in each case having been issued by the Company for the same consideration (as determined pursuant to subdivision (A), (B) and (C) above), the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have resulted had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities not been made; provided, however, that such readjustment shall not result in a Exercise Price that is greater that the original Exercise Price.
     (iii) For purposes of this Section 4(d), the term “Excluded Shares” shall mean all shares of Series A Preferred Stock issued by the Company at anytime upon exercise of or conversion of Convertible Securities outstanding as of the date of this Warrant.
     (iv) Upon each adjustment of the Exercise Price pursuant to this Section 4(d), the number of Shares issuable upon exercise of this Warrant shall be equal to (A) the product of the number of Shares the Holder was entitled to purchase immediately before such adjustment and the Exercise Price in effect immediately before such adjustment, divided by (B) the Exercise Price in effect after giving effect to such adjustment.
     (e) Further Adjustments. In case at any time or from time to time the Company shall take any action that affects the Series A Preferred Stock, other than an action described herein, then, unless such action will have a materially adverse effect upon the rights of the Holder, the number of Shares of into which this Warrant is exercisable shall be adjusted in such a mariner and at such time as shall be equitable in the circumstances; provided, however, that such adjustment shall not result in a reduction in the original number of Shares covered by this Warrant.
     (f) Notice of Adjustments. Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within thirty (30) days thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company which notice shall state (i) the reason for such adjustment and (ii) the Exercise Price, as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.
5. Notices.
     (a) In the event that the Company shall propose at any time:
     (i) to declare any dividend or distribution upon its Series A Preferred Stock or Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

     (ii) to redeem or repurchase any class or series of its stock;
     (iii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
     (iv) to effect a capital reorganization, or merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or voluntarily liquidate, dissolve or wind up; or
     (v) to effect its first firm commitment underwritten public offering (a “Public Offering”) of its Common Stock under the Securities Act of 1933, as amended (the “Securities Act”); then, in connection with each such event, the Company shall send to the Holder: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution, redemption or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any; and (2) at least twenty (20) days prior written notice of the date when the same shall take place, and the date, if any, to be fixed, on which the holders of record of Series A Preferred Stock or Common Stock shall be entitled to exchange their Series A Preferred or Common Stock for securities or other property deliverable upon the occurrence of such event. Notwithstanding the above, the twenty (20) days notice requirement may be shortened or waived upon the written consent of the Holder.
     (b) In the event the Holder is provided with notice pursuant to Section 5(a)(ii) of a Redemption Request (as defined in the Certificate) with respect to the Series A Preferred Stock, the Holder may elect to exercise this Warrant and have the Series A Preferred Stock issued upon exercise redeemed by the Company at the same time as the Series A Preferred Stock of the Company is redeemed pursuant to the Redemption Request. Holder must make the irrevocable election in writing to the Company within fifteen (15) days of receipt of the notice of the Redemption Request. Holder acknowledges that the Mandatory Redemption Price (as defined in the Certificate) shall exclude the value of the Regular 8% Dividend accrued and unpaid on shares of Series A Preferred Stock.
     (c) Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.
     6. Legend. Each certificate evidencing the Shares issued upon exercise of this Warrant, or transfer of such Shares (other than a transfer registered under the Securities Act or any subsequent transfer of shares so registered) shall be stamped or imprinted with a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER ALL APPLICABLE ACTS OR UNLESS AN OPINION OF COUNSEL IS DELIVERED TO THE COMPANY IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER ALL APPLICABLE ACTS OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE ACT. THE RIGHT TO VOTE AND THE SALE OR TRANSFER OF THIS WARRANT AND THE SHARES OBTAINABLE UPON ITS EXERCISE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED MARCH 24, 2006 BY AND AMONG THE HOLDER HEREOF AND OTHER STOCKHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
THE RIGHT TO TRANSFER THE SECURITIES AND RECEIVE CERTAIN DIVIDENDS ON AND WITH RESPECT TO THE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF THE SERIES A PREFERRED STOCK PURCHASE WARRANT DATED MARCH 24, 2006 ISSUED BY THE COMPANY (THE “WARRANT”). COPIES OF THE WARRANT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
     7. Removal of Legend. Upon request of a holder of a certificate with the legend required by Section 7 hereof, the Company shall issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received an opinion of counsel (either external counsel or counsel employed by Holder or, its affiliate) reasonably satisfactory to the Company in form and substance to the effect that any transfer by such holder of the shares evidenced by such certificate will not violate the Securities Act and any applicable state securities laws.
     8. Fractional Shares. No fractional shares will be issued in connection with any exercise hereunder. Any fraction of a share resulting from any calculation will be rounded up to the next whole share.
     9. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Holder as follows:
     (a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

     (b) Prior to the date that this Warrant becomes exercisable, the Shares, and the shares of Common Stock issuable upon conversion of the Shares, will have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof or conversion of the Shares, as applicable, will be validly issued, fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature.
     (c) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof, and of the shares of Common Stock issuable upon the conversion of the Shares, will not be, inconsistent with the Company’s certificate of incorporation, as then in effect, and its bylaws, as then in effect.
     (d) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification necessary. The Company has all requisite legal and corporate power and authority to carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Warrant.
     (e) As of the date of original issuance of this Warrant, this Warrant does not (i) conflict with, result in any breach of any terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation or bylaws of the Company, or any material contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any lien, adverse claim or other encumbrance upon any of the properties of the Company pursuant to the terms of any such contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument, or (iii) violate any law or order, rule or regulation applicable to the Company of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Company or any of its properties.
     (f) As of the date of issuance of this Warrant, the number of Shares for which this Warrant is or may become exercisable represents four percent (4% ) of the Common Stock outstanding on the date hereof after giving effect to the exercise, exchange or conversion of all outstanding securities, rights, options, warrants (including this Warrant), calls, commitments or agreements of any nature or character (whether debt or equity) that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive, directly or indirectly, any such capital stock or other arrangement to acquire at any time or under any circumstance, capital stock of the Company or any such other securities, and assuming that all stock options and/or shares of capital stock reserved for grant or issuance to officers, directors, employees and consultants under all agreements, plans or arrangements theretofore approved by the Board of Directors of the Company have been so granted or issued (as the case may be), excluding, however, shares of Common Stock which may be issued in respect of the Regular 8% Dividend hereto (collectively, the “Fully Diluted Shares”).
     (g) The issuance of this Warrant or any Shares shall not require or result in the issuance of any capital stock of the Company (other than the Shares) pursuant to the certificate of incorporation or bylaws of the Company, or any contract, agreement, indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound.
     (h) The Company has delivered to Holder’s counsel true and complete copies of (i) the Certificate, (ii) the Company’s by-laws, (iii) each warrant the Company has issued, and (iv) each stockholders’ agreement the Company has entered into, in each case as amended to the date of this Warrant. Except as set forth in Schedule 9 hereto or in the Certificate, there are no options, warrants, puts, calls, rights, convertible or exchange securities, commitments, contracts, agreements, understandings, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (A) obligating the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, additional shares of capital stock or any other security of (including any security convertible into or exercisable for or exchangeable into any capital stock or other security of) the Company (whether or not such security has voting rights), (B) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, agreement, understanding, arrangement or undertaking, or (C) otherwise relating to the Company’s capital stock (including, without limitation, any rights of holders thereof).
     10. Dividends and Distributions. The Holder hereby irrevocably waives, for and on behalf of itself and all transferees of this Warrant and all holders of shares of Series A Preferred Stock issued pursuant to this Warrant, any demand for or the right to receive the Regular 8% Dividend, whether paid in cash or Common Stock and whenever payable, including without limitation upon conversion or redemption of the Series A Preferred Stock and upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (including a deemed liquidation, dissolution or winding up of the Company upon a sale of the Corporation). Holder also hereby irrevocably waives for and on behalf of itself and all transferees of this Warrant and all holders of shares of Series A Preferred Stock issued pursuant to this Warrant any value of the Regular 8% Dividend in respect of any Mandatory Redemption (as defined in the Certificate) and shall be excluded from the Mandatory Redemption Price (as defined in the Certificate) with respect to the shares of Series A Preferred Stock issued pursuant to this Warrant. As a condition to the transfer of this Warrant or any shares of Series A Preferred Stock issued pursuant to this Warrant, the transferee thereof shall execute and deliver to the Company such agreements, waivers or instruments as the Company may reasonably require to evidence the transferee’s agreement to be bound by this Section 10.
     11. Rights of Stockholders. Except as may be otherwise provided in this Warrant, the Certificate or any other agreement to which the Company and any Holder may be a party, including, without limitation, the Stockholders Agreement or the Investors Rights Agreement, as

defined in the Stockholders Agreement, no Holder, as such, shall be entitled to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become issuable, as provided herein.
     12. Information Required By Rule 144A. The Company will, upon the request of the holder of this Warrant or of any shares of Series A Preferred Stock issued upon the exercise of this Warrant or shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Warrants or such shares of Series A Preferred Stock or Common Stock, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Section 12, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.
     13. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Eastern Time, on March 23, 2016.
     14. Stockholders Agreement. The Holder of this Warrant, by acceptance hereof, agrees to become a party to the Amended and Restated Stockholders Agreement, dated as of March 24, 2006, by and among the Company and the Stockholders Party thereto (the “Stockholders Agreement”) and thereby subjects this Warrant and any Series A Preferred Stock issuable or issued upon exercise hereof and the shares of Common Stock issuable upon conversion of such Series A Preferred Stock to the provisions of the Stockholders’ Agreement, as amended from time to time.
     15. Miscellaneous.
     (a) This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of New York without regard to principles of conflicts of law.
     (b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.
     (c) The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this

     (d) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the Holder or holders hereof and of the Shares issued or issuable upon the exercise hereof.
     (e) This Warrant, together with all exhibits hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
     (f) The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
     (g) Upon the surrender of this Warrant, properly endorsed, for registration of transfer or for exchange at the principal office of the Company, the Company at its expense will execute and deliver to or upon the order of the Holder a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder may direct, calling in the aggregate on the face or faces thereof for the number of shares of Series A Preferred Stock called for on the face or faces of the Warrant so surrendered. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will execute and deliver to the Holder, in lieu thereof, a new Warrant of like date and tenor. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen or destroyed Warrant shall be at any time enforceable by anyone.
     (h) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.
     (i) If any action at law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.
     (j) Each of the Company and the Holder hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Warrant, and each of the Company and the Holder hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of the Company and the Holder hereby irrevocably waives, to the fullest extent permitted under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Company and the Holder hereby irrevocably consents, to the fullest extent permitted under applicable law, to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Warrant Agreement. Each of the Company and the Holder hereby agrees, to the fullest extent permitted under applicable law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

FINGERHUT DIRECT MARKETING, INC.
By:	/s/ Brian Smith
	Name:	Brian Smith
	Title:	Chief Executive Officer and President

EXHIBIT A
NOTICE OF EXERCISE
TO: Fingerhut Direct Marketing, Inc. Attention: President
     1. The undersigned hereby elects to purchase ______________ (leave blank if you choose Alternative No. 2 below) shares of Series A Preferred Stock of Fingerhut Direct Marketing, Inc. (the “Company”) pursuant to the terms of the Series A Preferred Stock Purchase Warrant dated as of March 24, 2006, issued by the Company (the “Warrant”), and tenders herewith payment of the purchase price of such shares in full. (Initial here if the undersigned elects this alternative). ________
     2. In lieu of exercising the Warrant for cash or check, the undersigned hereby elects to effect the net issuance provision of Section 2(b) of the Warrant and receive _____________ (leave blank if you choose Alternative No. 1 above) shares of Series A Preferred Stock of the Company pursuant to the terms of the Warrant. (Initial here if the undersigned elects this alternative). ________
     3. Please issue a certificate or certificates representing said shares of Series A Preferred Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)
     4. The undersigned hereby represents and warrants that the aforesaid shares of Series A Preferred Stock are being acquired for the account of the undersigned for investment and not for resale or with a view to distribute such shares or any part thereof, and that the undersigned has no present intention of distributing or reselling such shares, and that the undersigned is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(Signature and Date)